PRESS RELEASE- IMMEDIATE RELEASE

CONTACT:     Mary Ellen Fitzpatrick
Senior Vice President/Corporate Communications
Enterprise Bank
978-656-5520
Maryellen.fitzpatrick@ebtc.com

CHAIRMAN OF THE BOARD GEORGE DUNCAN ANNOUNCES
THE ELECTION OF TWO NEW BANK DIRECTORS.

The Board of Directors of Enterprise Bank recently announced the election of Mary Jane King of Nashua, NH and Mr. Luis M. Pedroso of Hampton, NH to the Board. Both individuals will serve as directors of Enterprise Bank as well as the holding company, Enterprise Bancorp, Inc.

Mary Jane King, a lifelong resident of Nashua, NH, currently serves as the President of the Conway Management Company. Ms. King is a nationally-recognized consultant and educator of the Deming Philosophy that educates business and nonprofit leaders on how to think strategically, focus on value-added processes, eliminate waste, and maximize the use of statistical analysis and customer relations to improve their overall efficiency and profitability. Ms. King has taken an active leadership role in her community and has served on numerous civic boards in Southern NH, including the Boys & Girls Club of Greater Nashua, Rivier University, St. Patrick’s Church of Nashua, and St. Christopher School.

Luis M. Pedroso, a Portuguese immigrant, is Co-Founder, President and CEO of Accutronics, Inc. and the prior Founder, President and CEO of Qualitronics, Inc. The successful creation of these two electronic contract manufacturing facilities has allowed Mr. Pedroso to employ, educate and create leaders within the industry and the Greater Lowell Community. Committed to community service, Mr. Pedroso has been presented with the Title of Commander of the Order of Prince Henry from the President of Portugal and has received an Honorary Degree from UMass Dartmouth. Mr. Pedroso co-founded both the Saab-Pedroso Center for Portuguese Studies and Research at UMass Lowell, and the Portuguese American Scholarship Fund through the Greater Lowell Community Foundation for the benefit of students of Lowell High School of Portuguese descent. In addition, Mr. Pedroso serves as a member of the Greater Lowell Community Foundation.

Chairman Duncan commented that “We are pleased that Ms. King and Mr. Pedroso have joined our Board. As business owners and leaders in the community, Mary Jane and Luis bring tremendous leadership, business knowledge and community insight. Both individuals will add a great deal of insight and expertise to our Board. We are so pleased to have them as part of our Board.”

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Enterprise Bank has 22 full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury, Tyngsboro, and Westford and in Hudson, Nashua, Pelham, Salem and Derry, New Hampshire. As of March 31, 2014, assets were posted at $1.87 billion. Total assets, investment assets under management and mortgage loans serviced totaled $2.61 billion.

Enterprise Bank and Trust Company is listed on the NASDAQ Global Market under the stock symbol “EBTC.” For further information on Enterprise Bank, log on to our web site at EnterpriseBanking.com.